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Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-102115) of Cardiotech International, Inc. and related Prospectus, in the Registration Statement (Form S-8) for the registration of 6,389,920 shares of CardioTech International, Inc. common stock and in CardioTech International, Inc.'s Annual Report (Form 10-KSB) for the year ended March 31, 2003 of our report dated August 30, 2002, with respect to the financial statements of Gish Biomedical, Inc., included in its Annual Report (Form 10-KSB) for the year ended June 30, 2002, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
June 25, 2003

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Consent of Ernst & Young LLP, Independent Auditors